Exhibit 99.02

SILICON IMAGE

Moderator: Bob Gargus

April 20, 2004

4:00 p.m. CT

Operator:  Good day and welcome to today’s Silicon Image first quarter 2004 earnings release.  As a reminder, today’s conference is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Mr. Bob Gargus.  Please go ahead, sir.

Bob Gargus:  Good afternoon, and welcome to the Silicon Image first quarter earnings teleconference.  I am Bob Gargus, Silicon Image’s Chief Financial Officer.  Here with me today is David Lee, Chief Executive Officer and Founder of Silicon Image.

During the call today we will make comments regarding the future performance of the company.  These include comments concerning our expected operating results, product introductions and production ramps and standards announcements and adoptions.

We may also make comments regarding events that could potentially impact the company’s future.  Many factors taken individually or in combination could affect future business conditions and company results so that actual results may materially differ from what is described in these forward-looking comments.

I encourage you to familiarize yourself with our most recent 10-K and 10-Q reports, in particular the information under the caption, “Factors Affecting Future Results.”  These reports describe relevant risk factors that could affect future outcomes.  In addition, during the call today we might highlight other factors that could impact any projection or other forward-looking statement.

Unless otherwise stated, all amounts result in projections being discussed today are on a pro forma basis, which excludes stock compensation expense, patent defense costs, acquisition integration costs, restructuring costs, impairment costs, amortization of goodwill and intangible assets, in-process R&D expenses, and gains on escrow settlement.  Reconciliations of pro forma amounts to GAAP amounts may be found in our first quarter earnings release available at www.siliconimage.com.

Just before I turn the call over to David Lee, our chief executive officer, I want to point out that we have several analysts covering the stock.  So, the models have some variability.  When we say “Street estimates,” we mean the consensus of the analyst models and not necessarily what our guidance was.  With that, let me turn the call over to David.

David Lee:  Thank you, Bob, and thank you, all, for joining us.  On April 1st we pre-announced revenues for the first quarter of 2004, stating we expected revenue growth of 14 to 17 percent versus earlier targets of six to nine percent.  I’m pleased to report that our revenues were up 18 percent and we achieved record revenues and record pro forma net income.

I will now review key highlights of the quarter.  First, we experienced revenue growth in all three of our business lines, resulting in total revenues of $35.9 million for the quarter.  Our pro forma net income increased to $4.7 million or six cents per share for the quarter.  Second, we booked record orders for the quarter and increased our cash position by $12.4 million.

Third, we provided early technology demonstrations at CES, IDF and the SATA PlugFest, illustrating the capabilities of our advanced SATA switch capability.  This technology will serve as the basis for our new storage switch architecture and follow-on products, scheduled for launch later this year.

Fourth, at CES we rolled out our second-generation PanelLink Cinema chips, amid announcements and display of over 100 HDMI based consumer products – all enabled by Silicon Image’s first-generation HDMI chips.

Fifth, we are excited to see that commitments to HDMI are accelerating rapidly.  Twenty-nine new companies licensed the HDMI spec in Q1, more than doubling the number of new adapters added in the previous quarter, and bringing the total number of HDMI licensees to about 90.

Sixth and finally, we signed two very strategic licensing agreements, that we believe will help accelerate HDMI adoption and the proliferation of our PanelLink Cinema technology across multiple platforms in the consumer electronics space.

On the source side, we have partnered with a DVD system on a chip market leader, MediaTek, to integrate and extend our HDMI technology into the DVD player market.  With over 50 percent market share, MediaTek plans to supply more than 15 million HDMI DVD controller SoCs to the market by the end of 2005.

On the display side, our Trident relationship is aimed at leveraging PanelLink Cinema technology across the mainstream digital TV market.  A recognized leader in advanced digital video and enhanced image processing, Trident, will work with us to co-develop advanced HDMI SoCs for digital TVs.

I’ll now provide a more detailed review of highlights by business sector.

First, storage – our storage business grew the fastest, with revenues of $13.9 million, a 26 percent increase over revenues from the preceding quarter.  Revenues were fueled by continued adoption of our SATA controllers and RAID solutions and very strong sales to our fiber channel customers.

Our fiber channel chip revenues were up over 70 percent, as leading fiber channel switch customers experienced strength in sales and built up product inventory in anticipation of future growth in orders.

To further leverage our success and growth in the storage market, we made senior management changes to target high growth storage platform opportunities with our new SATA switch architecture.  The appointments of Steve Tirado and Jimmy Garcia-Meza to our storage business will help us drive the acceptance and monetization of our new SATA-based architecture.

We continued to demonstrate our SATA leadership with innovative products and technology demonstrations at major industry events.  At CES, we showed the applicability of SATA and RAID technology for the low cost storage and retrieval of consumers’ premium HD content.  At IDF and the SATA Plugfest, we demonstrated SATA II capabilities, port multiplier, native command queuing, external SATA, as well as low-cost RAID5 software.

We continued to experience strong demand for our two-port host controllers and the introduction of our four-port controller, with RAID5 software has helped us to achieve a large number of motherboard design wins.

Historically, Q1 is seasonably weak quarter for the storage industry, but by all measures it was a banner quarter for us.

Moving to consumer electronics, following on our success in storage, our CE business continues its rapid growth rate, generating revenues of $12.3 million and growing 23 percent over the prior quarter.  Our success in the CE market demonstrates both the acceptance and the demand for secure, all digital, high bandwidth solution.

Our transmitter products experienced growth of over 50 percent, as our customers incorporated them into both cable and satellite set-top boxes and DVD players.  We expect strong growth among our HDMI transmitters, as HDMI design wins for set-top boxes and high-end DVD players ramp up to full production in Q2.

Our receiver products continue to gain traction among key digital TV customers, such as Samsung, Sanyo, Sharp, Mitsubishi, Thomson and Pioneer.

Our PanelLink Cinema products continued to be the HDMI solution of choice by consumer electronics manufacturers committed to delivering the full feature set of all digital HD viewing to consumers.  Our HDMI solutions are designed into systems ranging from set-top boxes and DVD players to plasma, LCD and projection TVs.  Panasonic, Pioneer, Samsung, Sony, Sharp, Thomson and Onkyo showcased several HDMI systems at CES.  Many of these are appearing on retail shelves now.

Also at CES, we announced a strategic alliance with Monster cable, aimed at developing new HDMI products and educating and promoting the benefits of HDMI to retailers and the CE industry.  HDMI retailer training has already been conducted in a number of national, regional and local retailers in the U.S. and Canada.

Finally, we continue to lead and differentiate ourselves, as evidenced by the announcement of our second-generation PanelLink Cinema chips.  Our competitors are only just now delivering first-generation HDMI solution.  Our second-generation HDMI product family now provides highly desired features such as DVD audio, A/V receiver, and TVs that offer multiple HDMI inputs.

All in all, it was a very exciting quarter for our consumer electronics initiative.

Now, to PC display.

We experienced our third quarter of sequential growth in this sector of our business.  Revenues reached $9.7 million and were up four percent over the prior quarter.

At spring IDF, we demonstrated the industry’s first fully functional DVI transmitter, supporting Intel’s soon to be announced SVDO PCI express chip set.  Our chip has already experienced a high level of success among desktop and notebook solutions, having secured more than 10 design wins from leading OEMs.  We expect to do well in this emerging product category.

Also at IDF, we provided a technology demo showing a PC sending digital video directly to a digital TV over the HDMI interface, now appearing on the latest CE products.

And finally, at Display Search’s Flat Panel Display Conference, we presented the benefits of moving to an internal all-digital display architecture within flat panel monitors.  This architecture will reside between the display electronics and the glass panels, laying the groundwork for interface compatible with an already burgeoning market of TMDS-based flat panel monitors.

In summary, we had a great quarter.  In addition to meeting major product and partner milestones, we achieved record revenues, record pro forma profits, record orders and strong cash generation.  We enter Q2 with a strong backlog visibility, in excess of 80 percent and significant improvements to our gross margin.

We continue to have strong momentum and are driving towards stronger financial performance.  We continue to benefit from the standards we pioneered and the overall market acceptance of our branded solutions.

We are extremely pleased with our performance, and look forward to speaking to you in future quarters as our innovative licensing strategy, strong product delivery and customer focus help propel us to a new level of success.  I will now turn the call over to Bob for a more detailed review of our financials.

Bob Gargus:  Thank you, David.  David covered the product segments, but let me help everyone with the math.  The DVI PC business was $9.7 million, a total increase of four percent from last quarter.  The consumer electronics business was $12.3 million and was up 23 percent from the fourth quarter.  Approximately $.9 million of the $12.3 million came from licensing.

The storage revenue was $13.9 million and was up 26 percent from the fourth quarter.  Within this, there was $2.9 million of licensing and $.2 million of systems business.  Combined licensing and royalty revenues totaled $3.8 million and was up $.9 million from last quarter.  The recurring portion of our licensing revenue was approximately $1.8 million.

Many times in the past we have mentioned that the licensing portion of our business is inherently lumpy.  Some of the licenses involve receiving cash in advance of us recording revenue.  The first quarter’s balance sheet includes over $4 million of payment from licensees that will be recognized as revenue in future quarters.  The exact timing for revenue recognition is uncertain and could, when recorded, result in a spike to future licensing revenues.  We expect second quarter revenues to grow 8 to 13 percent sequentially.

From a channel perspective, the distributor portion of our business was 44 percent versus the 49 percent last quarter.  I would like to remind everyone that we recognize distributor revenue on a sell-through basis, lagged by one month.  By this, we mean that the first quarter’s distribution revenues are the sell-through numbers for the month of December, January and February.  We would expect distributor revenues to be in the 44 to 47 percent range in the second quarter.

The product portion of the business grew 17 percent sequentially in the first quarter.  ASPs in the quarter were stable, with no appreciable decline.  From a customer concentration perspective, we had three customers and three distributors that exceeded the five percent threshold.  The customers were Samsung at eight percent, Hon Hai Precision at six percent, SCI Systems at five percent.  The three distributors were World Peace at 15 percent, Microtek at 11 percent, and Weikeng at eight percent.

With that, let’s now turn to earnings for the first quarter.

Net income – first, the GAAP numbers.  The GAAP net loss for the quarter was $7.9 million or a loss of 11 cents per share.  There were three reconciling items between our pro forma numbers and the GAAP numbers.  These three items totaled $12.7 million, with the single largest one being stock-based – being a stock-based compensation charge of $12.1 million.  The majority of this is associated with the re-pricing of options that the company did in prior years that resulted in variable accounting as well as pre-IPO stock option grants and options assumed from acquisition.  The remaining two reconciling items are the amortization of goodwill and intangibles for $0.4 million and cash related to patent defense costs of $0.2 million.

I refer the listener to our earnings press release, which includes the full reconciliation of the differences between the GAAP numbers and the pro forma numbers we discussed in this call.  The rules require that if we are going to give guidance for non-GAAP or pro forma numbers that we must give guidance or explain why we cannot give guidance for the GAAP equivalent.

Looking ahead, we may have three items of adjustment for the second quarter.  The first item is the amortization of intangibles.  Given the acquisition of TransWarp in Q2 of 2003, we will incur amortization charges of approximately $.4 million in this area.

The second item is the stock-based compensation.  This item has two components.  A portion relates to the re-pricing of stock options in 2000 and 2001 and that fluctuates with our stock price.  The second piece relates to pre-IPO grants and stock options assumed in connection with acquisitions and grants to non-employees.

As such, there are several components of this item that can be positive or negative, and the charge is difficult to estimate.  We can state that the charge for the pre-IPO/acquisition/non-employee grants will be approximately $1.1 million for the second quarter.  The portion that varies with our stock price is not one that we can estimate.

The final item is the net gain associated with the legal settlement of the Genesis lawsuit.  This item is comprised of a one-time settlement fee, running royalties, payment of legal bills on our balance sheet, and any additional legal bills – legal fees incurred during the fourth quarter associated with this matter.  The timing of receiving cash is unknown and must await final resolution in courts.

For the remainder of my presentation, I will focus only on the pro forma financial statement that excludes these items, consistent with the guidance we gave at the start of the quarter.  Pro forma net income for the first quarter was a profit of $4.7 million.  This pro forma income is $2.5 million better than the fourth quarter actual pro forma results.  This is an improvement of $4.3 million from the year ago quarter.

The first quarter’s earnings per share was six cents and was a penny better than the April street consensus of five cents in earnings per share.  The first quarter results include $1 million in expenses associated with the audit committee examination.  The pro forma net income of $4.7 million was 13.2 percent of revenue.

The operating results story comparing Q1 of 2004 to Q4 of 2003 was:

One, revenue – product revenues improved $4.6 million and licensing revenues improved $.9 million.  The net impact on gross margin of these two items was $3.5 million favorable.

Two, gross margins in total were 62.7 percent of revenue and were up approximately 640 basis points.  The product only gross margins were 58.3 percent and were up approximately 670 basis points.  The improvement is much better than the high end of the 200 to 400 basis points improvement we gave as guidance.  The improvement in product gross margins came from the leverage of the higher volume, lower manufacturing cost, pricing and product mix.  The net impact of this was a favorable $1.9 million to add to the $3.5 million margin expansion from volume and mix.

Three, operating expenses at $17.5 million increased $2.7 million over the fourth quarter levels.  This was above the guidance of a $1.5 million to $2.0 million increase.  We are above the guidance because of higher commission expenses, higher employee expenses and higher expenses associated with the audit committee examination.  Audit committee examination expenses totaled approximately $1 million versus our guidance of $.8 million.  We expect these investigation expenses to largely go away in the second quarter.

Fourth, we recorded $.3 million in taxes for the quarter.  Most of this was associated with withholding tax on licensing revenues in the Asia-Pacific Rim.  Approximately $100,000 of this related to our improving financials and an AMT threshold for federal tax.

The net result of these four items was an increase in pro forma net income of $2.5 million on a $5.5 million increase in total revenues or approximately 45 percent leverage per incremental dollar of revenue.  I want to remind everyone that we have stated in the past that as we beat our gross margin projections we would anticipate investing a portion, approximately half, back into the business to promote or expand growth opportunities.  Basically, for every $2 we exceed gross margin guidance we will consider investing $1 back into the business.

General business conditions continue to be strong during the first quarter.  Our bookings and backlog remain strong, such that we have visibility in excess of 80 percent entering the second quarter.  Gross margin guidance – looking at the second quarter we anticipate that overall gross margins will decline 100 to 200 basis points from the first quarter.  This is the net result of additional price pressures and product mix.  The significant manufacturing cost improvements we have achieved in the last few quarters are leveling off as foundry capacity becomes tighter.

Expenses – total operating expenses at $17.5 million or 49 percent of revenue and were up $2.7 million from the fourth quarter.  They were flat as a percent of revenue from last quarter.  As stated earlier, the operating expenses include estimated expenses totaling $1 million for the examination.

Looking forward, we will continue to grow our workforce, accelerate new product introductions, and expand sales and support offices.  As a result, we see operating expenses increasing in the second quarter by approximately $.5 million to $1.0 million net.  By net, I mean that examination expenses will largely go away and other expenses will go up $1.5 million to $2.0 million.

Looking at R&D expenses, we see that it was $10.6 million or 30 percent of revenue for Q1.  The actual spending in dollars increased $1.3 million from the fourth quarter.  We expect R&D expenditures to be approximately $12 million in the second quarter.

SG&A spending was $6.9 million and was 19 percent of revenue.  This is a $1.3 million increase from the fourth quarter level.  Interest income was $84,000 for the first quarter, and we would expect this to be basically flat in the second quarter.

Taxes - we have booked approximately $.3 million in income tax liability.  For the second quarter I would estimate approximately $.2 million to $.3 million in taxes.  Our tax rate for 2004 will likely be two percent, plus withholding taxes on some licensing deals.

Now let’s turn to the balance sheet.

We ended the quarter with $49.7 million in cash.  This was a $12.4 million increase from the $37.3 million balance at the end of the fourth quarter.  We have approximately $1.2 million in debt and we ended the quarter with total assets of $105 million.  Our cash balance improved despite an increase in DSO and was accompanied by a decrease in inventory levels.

DSO levels worsened from 38 days last quarter to 49 days ending the first quarter.  Higher volumes and an increase in March versus December disti shipments contributed to the increase in DSOs.  You will recall from my earlier comments that we recognize sales to distributors on a sell-through basis lagged one month.  As a result, none of our March shipments to distributors is recognized in revenue, but it is in our accounts receivable balance.  Our March disti shipments were around $7 million versus $4 million back in the month of December.  This creates a $3 million increase in our accounts receivable balance, even though it is not yet reflected in our revenue.  This increase was worth eight of the 11-day increase.  The remaining three days is related to linearity of shipments during the quarter.  We will project DSOs to be in the range of 45 to 50 days for Q2.

On the inventory front, we saw our inventories decline by $.7 million and inventory turns improved from 5.1 to 5.6.  Given a general tightening of capacity at the foundries, we will target our inventory turns to remain in the 5.0 to 5.5 level for the remainder of the year.

In summary, the quarter’s performance can be recapped in three points.  One, total revenues grew $5.5 million.  This volume increase, combined with manufacturing cost improvements, favorable product mix, pricing and other variables resulted in gross margins expanding $5.4 million.  Revenues grew 18.2 percent sequentially and 45.3 percent over the year ago quarter.

Two, our bookings and backlog remain strong, and we are entering Q2 with more than 80 percent visibility.  Three, operating expenses were over guidance and included $1 million of expense associated with the audit committee examination.  Overall, pro forma earnings per share was six cents and was one cent better than the April street consensus of five cents for the quarter.

2004 guidance – we expect Q2 2004 revenues to grow 8 to 13 percent sequentially.  I will also remind everyone that we have stated that our long-term is to achieve 18 to 20 percent pretax margin.  We ended the first quarter at 13.2 percent and we are committed to further improving this metric as we work to achieve the 18 to 20 percent long-term goal.

With that, we’ll leave the rest of the model to the analysts to figure out.  At this time, I’d like to open the call for questions and answers.

Operator:  Thank you.  The question-and-answer session will be conducted electronically.  To ask a question, please press star one on your telephone keypad.  Again, that’s star one to ask a question.  We remind you if you are using a speakerphone to please pick up your handset before depressing any digits.

We’ll go first to Jeremy Bunting, Thomas Weisel Partners.

Jeremy Bunting:  Thanks very much.  Could you, David, discuss what the trends and the outlook are for digital-only flat panels, bearing in mind that you have a chip, as you announced, into the Phillips LG (glass).  What are the outlook and trends for ‘04 for that platform?

And then secondly, could you comment on competitive chips in the HDMI space and how you weigh off the fact that you gained licensing fees, if indeed you do, from those chips versus the competitive nature with regard to price?

David Lee:  OK.  We – as I mentioned, our transmitter business is picking up aggressively in Q1 and actually full production of a transmitter side of the business will go into full production in Q2.  And so, as there are more sources available, we believe there will be more display side will be available.  And I mentioned plasma, LCD and projection TVs, not just LCD only.

So, we expect the receiver revenue will pick up correspondingly to match this transmitter side enabled ports.  And also, we’re very excited about this MediaTek transmitter for DVD player chipset that integrates HDMI transmitter.  And that will also increase the adoption of this HDMI overall.  And display business will accordingly – will go up.

And as far as competitor, we have seen some competitors announce products, but we are winning the (sockets) at the moment.  And they have had some delays, and some other issues.  And so, we’re ahead of our competitors.  And, as I said, we announced our second-generation chips, which has multiple ports for low cost.  And those will help us compete against our current competitors.  And as far as the royalty or IP income goes, the DVD players we don’t manufacture those chips.

So, instead we chose to license to those who have competitive advantage over other companies.  So, we gain licensing fees such as royalties from them.  I mentioned, one instance of that is MediaTek which plans to ship 15 million DVD chipsets within the next 18 months time period.  So, we expect some other license income from that kind of a licensing activity.

Jeremy Bunting:  OK.  That sounds fine.  OK, David.  Thanks very much.

David Lee:  Thank you.

Operator:  We’ll take our next question from Michael Bertz, Morgan Keegan.

Michael Bertz:  Hi, guys.  Just a couple questions.  First of all, in terms of the timing of this, I guess on combined product with MediaTek on the DVD side, what kind of timing are you looking for that for the introduction?  And when will that hit the market?

David Lee:  We are expecting the late Q2, Q3 introduction of a product.  And their execution is usually very quickly followed by the full mass production.  And so, we’re expecting at least Q3 this year, throughout the next year they’re ramping up the production of the DVD chipsets.

Michael Bertz:  OK.  And, Bob, you did a real good job detailing the various components of the gross margin.  I’m just kind of curious about this a little bit because – now, I’ve kind of look for it to not be quite as strong, and certainly you expect to see it come down a little bit next quarter.

But maybe you can talk a little bit more about sort of those factors as we go on through the year.  I mean, obviously we’re probably not going to see the same level of manufacturing efficiencies.  But sort of how’s the picture look for that over the course of the second half of the year?

Bob Gargus:  So, let me backtrack here for one moment.  We’ve highlighted in the last couple of calls that we’ve been making some very, very strong improvements in our manufacturing processes.  And last quarter I highlighted that a lot of those cost improvements were in inventory and that we expected them to flow out this quarter.

In addition to them flowing out this quarter, we also had the inventory decline some.  So, it also helped us, if you want, flow through additional improvements that occurred this quarter.  So, that’s part of the reason why we were above the high end of the guidance that we had given previously.

In terms of looking forward, we will get some additional competition in the HDMI area.  We will come under some additional price pressure.  We’re at about the 63 percent gross margin now.  We gave guidance for a 100 to 200 basis point improvement in Q2.  My guess is we’ll come under enough pressure that they may go down about 100 basis points in the third and fourth quarter, but they probably ought to flatten out right around that level.

Michael Bertz:  OK.  Great.  And then – let’s see, I guess obviously royalty being a little bit lumpy as we go forward here, but certainly we’re still seeing a pretty good traction, especially on the consumer electronics and the storage side.  Is that something that overall as a trend, not necessarily any given quarter, we can expect to continue seeing over the next 12 months or so.

Bob Gargus:  Yes.

Michael Bertz:  OK.

Bob Gargus:  We highlighted – or I highlighted in my conversation in the call here that we had as part of our cash increase $4 million of, if you want, prepaid, for lack of a better description, stuff associated with the licenses.

This is stuff where we’d sign licensing contracts, they paid us, but we have not yet gotten to a position where we can recognize it as revenue.  That $4 million is on the balance sheet as part of the accrued liabilities.  It will flow in future quarters to the P&L and could result in a spike, as I pointed out earlier.

Michael Bertz:  OK.  Fair enough.  And then one last question.  Obviously the share count went up significantly for your pricing of the options and what that might do for dilution going forward.  And there’s certain parts that you can’t necessarily predict.  But I guess I would expect we would see at least sort of at this level of share count going forward over the next couple of quarters.

Bob Gargus:  True.  We’ve always communicated that the way the share count’s calculated is a consistent method.  Everybody uses it.  It’s called the treasury share equivalent.  And what it does is it factors in that if employees exercise their stock options the company would get the cash.  And so, it assumes that that cash was used to repurchase shares and net those against the number.

For calculation purposes, as our average stock price goes up, we will have more of our total option pool become in the money, so to speak, and as part of that calculation.  You could use as a general rule of thumb that for every dollar increase in the stock price the share count on the bottom will probably go up about 1.2 million.

Michael Bertz:  OK.  Great.  Thanks, Bob.

Operator:  From Credit Suisse First Boston, Michael Masdea.

Michael Masdea:  Yes.  I’m sorry if I missed it, but you said 80 percent visibility.  Can you give us some clue as to which piece is growing how much?

Bob Gargus:  We gave – the comments we made was more than 80 percent visibility.

Michael Masdea:  OK.

Bob Gargus:  We changed the way we’re communicating, but we gave the detail so you could do it either way.  But what we did is we basically said that the PC business was up four percent quarter to quarter, the storage business was up 26 percent, and the consumer electronics piece of the business was up 23 percent.

Michael Masdea:  I guess I didn’t phrase it well.  Going forward, where do you see the strength from next quarter?

Bob Gargus:  In Q2 we would project the PC business to be up five to 10 percent, storage flat to up five percent, and the CE business to be in the 20 to 25 percent growth.

Michael Masdea:  OK.  Great.  And then looking at the fiber channel, you said that some of the customers were building inventory for – or not building inventory, building product for ramp.  Is a risk of inventory there, or does that look like it’s continuing on?

Bob Gargus:  We have – we believe that there’s a build up in inventory.  Fiber channel increased over 70 percent quarter to quarter, and we’re projecting that to come down about 30 to 40 percent here in the second quarter.

Michael Masdea:  OK.  So, fully factored into your thinking basically.

Bob Gargus:  It is.

Michael Masdea:  Foundry – is this purely a pricing kind of impact that we’re starting to see now, or is it actually hard to get capacity?

Bob Gargus: We have not seen a price increase from the foundries.  We have seen a tightening enough that we can’t accelerate product within the lead-time.  So, we’re now kind of stuck with living with the lead times at this point in time.

Michael Masdea:  How much are you contracted up on the pricing front?

Bob Gargus:  We have prices negotiated through the year, but I would say they’re not contractually locked in such a way that they couldn’t be subject to change.

Michael Masdea:  OK, great.  And I think that’s it.  Thanks, guys.

Operator:  We’ll take our next question from Rick Schafer, CIBC.

Rick Schafer:  Hi.  Thanks, guys.  Nice quarter.  I’ve got a couple questions.  First was on HDMI.  You guys highlighted that that business is ramping.  Can you give us an idea of like what you think penetration is out there in terms of HDMI in the DTV world and then maybe update us on – quantify the number of design wins you guys have there to actually manufacture silicon, give us an idea of how big it is as a percent of sales, I guess.

David Lee:  OK.  So, the – I think the one number is – that I gave was 90 adopters.

Rick Schafer:  OK.

David Lee:  And so, since we started in the first quarter of 2003, this is our fifth quarter.  And last quarter we had 29 new adopters.  And now, including this recording adopters, we’re – and then I think there’s more coming in the Q2.  But this is a very rapid adoption compared to our previous standard DVI.

And as far as the design win goes, we have over 80 design wins on the TV side.  And that’s over 10 or 12 manufacturers.  And so, that design win will result in TV side operating in the late Q2 and Q2 timeframe, as the transmitter side is going into full production in Q2.

Rick Schafer:  OK.  And do you want to hazard a guess as to what HDMI penetration is today?  I mean, are we still talking very, very low numbers or ...

David Lee:  Yes, we’re talking very small numbers.  It started from the high end and now we’re seeing the design wins for the midrange to low end.  And so, it is expanding, but maybe we’ll be in a better condition to tell you the adoption rate at the end of this quarter or next quarter.

Rick Schafer:  OK.  And since we’re on HDMI, I was just curious what your de-interlacing roadmap is at Silicon Image.  I mean, are you guys investing in this technology today?  I guess I’m curious are OEMs even pushing for this yet?  Are they pushing for total integration?  Are they pushing full integration yet, or do they want to keep things sort of – in terms of the interface they want to keep things discrete?

David Lee:  At this point they like to add HDMI as a feature.  So, there will be discrete solutions out there for a while.  I think transmitter side the chip business is more aggressive and they are likely to integrate more.  But we have a partnership of our own product plans, which we haven’t announced, but addressing this integrate this receives market, which we believe will come in 2005.

Rick Schafer:  OK.  And...

Bob Gargus:  And, Rick?

Rick Schafer:  Yes.

Bob Gargus:  This is Bob.  An example probably of some move towards integration would be like the Trident deal too.

Rick Schafer:  OK.

Bob Gargus:  OK.  I mean – so, we are moving on both sides of the street here.  We will move on our own as well as with partners up that food chain some.

Rick Schafer:  OK.  Cool.  And then last question can you guys give us any color or discuss the impact of (grandsdale) rollout on your serial ATA biz?  And as part of that, when do you expect to see the serial ATA 2.0s back?  When do you think it’s going to roll?  And that’s my last question.  Thanks.

David Lee:  OK.  Serial ATA 2 spec some part of that was released today.  And usually the practice that the working group has is that they have this thing reviewed by industry for about a month.  So, expect that the spec will be final at around – about a month from now, at the end of May.

Rick Schafer:  OK.

David Lee:  Demonstration of products using Serial ATA 2 and some of the first product will show up at a Computex in Taiwan, and IDF later this year.  And so, we’re expecting the serial ATA 2 related product will start to show up on the motherboard by Q3 and Q4 timeframe.  And our four-port solution with the RAID5 software is gaining, as I mentioned, a lot of traction among motherboard manufacturers with Intel chipsets.  And that will go on production in late Q2, Q3 timeframe.

Rick Schafer:  OK, thanks.

Operator:  Next, we’ll hear from J.D. Abouchar, Pacific Edge.

J.D. Abouchar:  Hi.  Thanks for taking my question.  First, can you give us a general idea of what the ASPs are on the HDMI transmitter and receiver discreet chip?

Bob Gargus:  So, the receivers are around the $8 range and transmitters are around the $4 to $5 range.

J.D. Abouchar:  Great.  And then – so we can kind of figure out our modeling, on the MediaTek or Trident type relationships are they paying a royalty substantially above what an HDMI member royalty of five cents would be, or how does that work?

Bob Gargus:  They are paying something in excess of that.

J.D. Abouchar:  And that’s basically you help them with the integration and the design so you’re getting paid for that development work?

Bob Gargus:  So, we get – usually most of our deals have us getting a licensing fee for helping them as well as ongoing royalties when they go into production.  In the case of ...

David Lee:  Let me clarify one thing.  Semiconductor manufacturers do not pay royalty on HDMI with standard body.  It’s only system manufacturers who pay the five cents royalties.

J.D. Abouchar:  OK.  So, whatever royalty a MediaTek or a Trident pays to you is separate from what the system manufacturer will have to pay to HDMI for using the standards?

David Lee:  That’s correct.

J.D. Abouchar:  OK, got it.  That helps me.  Thank you.  And, Bob, you explained – we understand the treasury stock method.  Can you help me with what the fully, fully, fully diluted share count is?

Bob Gargus:  It’s probably – I’d say probably right around 90 million shares.

J.D. Abouchar:  OK, great.  And final question.  It looked like accounts payable was up as well.  Is that just offsetting the fact that the accounts receivable is up, or what explains that jump there?

Bob Gargus:  The explanation here is simply that we have check runs that are like every Thursday or something and the cutoff for the end of the quarter was a Wednesday.

J.D. Abouchar:  OK, because it seemed like on a days outstanding was a high number.

Bob Gargus:  Yes.  It was nothing more than just the timing of the cutoff.

J.D. Abouchar:  Got you.  OK.  Thank you very much.

Operator:  From Balyasny Asset Management, Tim Mateja.

Tim Mateja:  Hi, guys.  Good quarter.  My question’s around guidance, actually on the margin side.  Did you guide gross margins sequentially down 100 to 200 (bps) and then suggest another 100 basis points for Q3 down and then sort of flattening at that level for Q4, and moving forward?

Bob Gargus:  That’s correct, only I didn’t give any guidance or imply guidance beyond the fourth quarter.

Tim Mateja:  Right.  OK.  So, Q2 just down 100 to 200.  OK.  And then on the ASP side again, can you sort of go over what you’re getting again for the transceiver and ...

Bob Gargus:  It’s about $8 on the receiver side and about $4 to $5 on the transmitter side for HDMI.

Tim Mateja:  All right.  Thank you.

Operator:  We’ll take our next question from Tristan Gerra, Schwab SoundView.

Tristan Gerra:  Good afternoon.  Digital TVs obviously were very strong in Q1.  Is it fair to assume that the bulk of your consumer electronic shipments in Q1 was DVI HDCP and that we should see more phase transition to a (HDMI) in Q2 and Q3 as you ramp the technology?

Bob Gargus:  That’s correct.

Tristan Gerra:  OK.  Can you give us an idea of the mix currently in terms of shipments of DVI versus HDMI and what your expectation will be at the end of this year?

Bob Gargus:  We’ve said before – I can only kind of give you two end points here, Tristan.  Almost everything we ship through Q1 is pretty much DVI.  What I would expect is by the end or middle to the end of next year it’ll almost all be HDMI.  So, exactly how those two cross over is a little bit of a guess at this point in time.

Tristan Gerra:  OK.  I guess where I’m coming at is that would you say that the transition from DVI to HDMI will be an offset to the normal decline in ASPs in other words?  Could we expect to see ASPs in the consumer electronics business flattish as opposed to down for the year?

Bob Gargus:  I think they’re still going to come under a little price pressure, which is in the guidance that we’ve given.

Tristan Gerra:  OK.  And last question.  If you could talk a little bit about the interest level that you’re seeing from PC customers for HDMI adoption in PCs, and specifically in displays, that will be both used as a PC display as well as used for some type of video streaming content?

Bob Gargus:  Could you repeat the question, Tristan?  I didn’t catch the front part of it.

Tristan Gerra:  I just wanted to kind of gauge the level of customers to use and adopt HDMI in the PC, and specifically in PC displays, as opposed to just TVs, to the extent that those displays could be used both for PC content and also for video streaming applications.

David Lee:  I think the PC convergence effort is looking forward to include this HDMI as yet another input to the display side.  And in that perspective we’re seeing some activities.  But I think in order for that – I mean, the PCs monitors to adopt this HDMI it has to be – come from the transmitter or source side.

A source side there is a different connector and different – I mean, it’s a two channel versus one channel.  So, there is some consideration moving to HDMI, but it’s not clear on the host side when that move will take place.  But there is some activities on the display side to include HDMI as one of the inputs.

Tristan Gerra:  Great.  Thank you.

David Lee:  You’re welcome.

Operator:  As a reminder, to ask a question, please press star one on your telephone keypad.  We’ll move next to Karl Motey, Wachovia Securities.

Karl Motey:  Thank you.  A couple of questions, first on your licensing business.  If my math is right, earlier in the year you gave guidance for $14 million to $15 million of licensing revenue for this year.  It looks like you’ve already hit that.  How much higher can it be for the rest of the year?

Bob Gargus:  So, Karl, I presume the way you’re getting to that number is you’re taking the reoccurring portion?

Karl Motey: Correct.

Bob Gargus:  Multiplying it times four and then adding in Q1 and the Q2 implied guidance?

Karl Motey:  Right.

Bob Gargus:  Yes.  I’m not sure about the math because I think if I do that in my mind I’m probably in that $13 million or $14 million.  But I guess you’re saying assuming we do other deals in the year we should beat the $14 million?

Karl Motey:  Yes.

Bob Gargus:  Is that the question?

Karl Motey:  Exactly.

Bob Gargus:  So, the answer is yes, but I don’t know if we’re going to expand the guidance much more than that at this point.

Karl Motey:  OK, great.  And the timing, David, of the Trident chip when would you expect that to come out?

David Lee:  We expect that’ll be end of year or early next year.  As I mentioned, this Trident side is more integrated solutions with multiple features.  By the way, that’s how we’re going to differentiate from just the simple discrete business.

Even our discrete business we’re adding a lot of other features, like the advanced audio features and the high quality audio/video receiver functions.  And so, this highly integrated ones are – some are expected to grow in later phase, like the Q1 of 2005, and so on.

Karl Motey:  OK, great.  And, Bob, one last question.  And this is getting very nit-picky.  But just could you expand on your pro forma versus GAAP – you just reconciled it to – a little bit more detail on why the pro forma number improved while the GAAP number did not.

Bob Gargus:  OK.  Well, there are three items that explain the difference between the GAAP results and the pro forma results.  I’ll just focus on one.  The major one is something called stock-based compensation, which accounted for $12.1 million of the $12.7 million difference.  The majority of this $12.1 million relates to the re-pricing of employee stock options in the year 2000 and 2001.

Most companies employ what is referred to as the six-month and a day rule, meaning that they cancel employee options, then wait six months and a day, at which time they re-grant the options to the employees.  By doing so, they usually have no charge to their P&L.  Silicon Image chose to be more direct, and we simply re-priced the options without waiting the six months and a day.

As a result, the accounting rules dictate that we employ what they call variable accounting for these stock options.  This means that when the stock price goes up $1 we have to take a charge of $1 times the number of re-priced stock options not yet exercised.  Conversely, if the stock goes down we would receive a benefit.

From a GAAP perspective, this charge is in our P&L even though it does not impact the number of shares outstanding, nor does it impact cash.  Management believes that the inclusion of this charge obfuscates the true underlying performance of the company.  We have been consistent with how we have portrayed this in our financials for the last two-and-a-half years.  Does that help pull it together for you, Karl?

Karl Motey:  Yes, perfect.  Thanks for being so complete.

Operator:  And as a final reminder, please press star one on your telephone keypad to ask a question.  And we’ll pause for just a moment.  Mr. Gargus, it appears there are no further questions at this time.  I’ll turn the conference back over to you for any additional or closing comments.

Bob Gargus:  OK.  Well, with that, I’d like to thank everybody for attending.  And we look forward to talking to you again next quarter.

Operator:  That concludes today’s Silicon Image first quarter 2004 earnings release conference.  We thank you all for joining us.

END